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                                                                   EXHIBIT 10.15

                                   IPASS INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement") is made effective as of the 10th day of May, 1999, between IPASS INC., a California corporation ("Company"), and MICHAEL MANSOURI ("Executive").

      WHEREAS, the Company desires to secure the services of Executive as the Company's President and Chief Executive Officer, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

      NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

      1. EFFECTIVE DATE, TERM, AND DUTIES. The employment of Executive by the Company hereunder shall commence upon the date on which Executive commences employment with the Company and shall continue thereafter on the same terms and conditions until terminated pursuant to Section 4. Executive shall have such duties as the Board of Directors of the Company (the "Board of Directors") may from time to time prescribe consistent with his position as President and Chief Executive Officer of the Company. Executive shall report directly to the Board of Directors. Executive shall devote his full time, attention, energies and best efforts to the business of the Company. The Company shall maintain an office for Executive at the Company's corporate headquarters, which is currently located in Mountain View, California. The Board of Directors will elect Executive to the Board of Directors and the Company shall use its best efforts to have Executive elected and re-elected to the Board at each Annual Stockholder Meeting held during his period of service as Chief Executive Officer of the Company.

      2. COMPENSATION. The Company shall pay and Executive shall accept as full consideration for the Services, compensation consisting of the following:

            2.1 BASE SALARY. $275,000 per year base salary, payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholding required by law.

            2.2 BONUS. Opportunity to receive a cash incentive bonus (the "Bonus") at an annual target bonus of $175,000 per anniversary year. An anniversary year shall run from May 10 to May 9. The Bonus for a given anniversary year shall be paid in quarterly installments, and the amount of each installment payment shall be determined by the Board of Directors based upon the Board's assessment of Executive's performance compared to the business objectives determined by the Board. For the anniversary year ending on May 9, 2000, Executive shall be guaranteed a minimum Bonus of $100,000, which shall be paid to Executive within thirty (30) days of the date on which Executive commences employment with the Company. For purposes of determining Executive's Bonus for the anniversary year ending May 9, 2000, the minimum Bonus shall be applied as if Executive had received $25,000 of such minimum Bonus with



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respect to each quarter in such anniversary year, and Executive shall receive such amount as shall be determined by the Board of Directors in excess of $25,000.

      In addition, upon commencement of employment Executive shall receive a sign-on bonus in the amount of $110,000, less such deductions or withholding required by law.

            2.3 STOCK OPTIONS. Executive shall be entitled to a grant of an incentive stock option for seven percent (7%) or 706,012 shares of the Company's common stock under the Company's 1997 Stock Option Plan (the "Stock Option Plan") to be awarded by the Company's Board of Directors as of the date on which Executive commences employment. Such option shall be granted at the fair market value of the Company's common stock on the date of grant, shall be exercisable in full on the date of grant, and shall vest (i.e., no longer be subject to the Company's repurchase right) as to twenty-five percent (25%) of the shares subject to the option on the first anniversary date of the date of grant and 2.0833% of the shares subject to the option each month thereafter, so long as Executive has been continuously performing services for the Company from the date of grant to the appropriate vesting date or as otherwise provided in
Section 4 hereof. All calculations of vested shares shall be rounded to the nearest whole share and Executive shall not vest in a total number of shares which is greater than the number of shares subject to the option. Executive will be able to purchase any or all of the shares subject to the option with a promissory note to the maximum extent permitted by state corporate law in effect on the date of exercise. The interest rate shall be the minimum rate allowable under the Internal Revenue Code (the "Code") for a mid-term loan and shall be subject to annual compounding in order to avoid imputed interest, original issue discount, or treatment of the loan as a below market loan. The note shall be non-recourse debt as to seventy percent (70%) of the principal amount and recourse debt as to thirty percent (30%) of the principal amount and all accrued but unpaid interest. The maximum term shall be five years, with acceleration of all indebtedness upon Executive's termination of service with the Company. To the extent that the aggregate exercise price of the option exceeds the limits of
Section 422(d) of the Code, the option shall be an incentive stock option to the maximum extent permitted by law and shall be a non-qualified stock option as to the remainder. Other terms and conditions shall be the same as the standard terms of other options issued by the Company under the terms of the Stock Option Plan.

      In addition, should Executive commence employment with the Company at its Mountain View headquarters on a part-time basis of an average of at least ten
(10) hours per week during the week of May 10, 1999, and should Executive be working exclusively for the Company on a full-time basis on or before June 21, 1999, Executive shall be entitled to an additional grant of an incentive stock option for one half of one percent (0.5%) or 50,429 shares of the Company's common stock under the Stock Option Plan to be awarded by the Board of Directors as of the date on which Executive commences employment. Such option shall be granted at the fair market value of the Company's common stock on the date of grant and shall otherwise have the same terms and conditions as the option described in the preceding paragraph.

            2.4 PREFERRED STOCK PURCHASE. Executive shall be entitled to purchase up to a maximum of one million dollars ($1,000,000) worth of preferred stock of the Company upon the next occasion at which the Company issues shares of its preferred stock. The terms and



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conditions of such purchase shall be the same as those agreed to with all other investors as part of such issuance.

            2.5 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent permitted by law, as more fully described in that Indemnification Agreement attached as Exhibit A.

      3. BENEFITS. Executive shall receive such pension, profit sharing, vacation, health and welfare, and fringe benefits as the Board of Directors may, from time to time, determine to provide for the key executives of the Company.

      In addition, Executive shall receive relocation benefits as follows: (1) a maximum of $75,000 for moving expenses and for travel expenses incurred by Executive to visit his immediate family or vice versa prior to the time that Executive's immediate family joins him in California, and (2) a maximum of $75,000 for expenses incurred by Executive to identify and occupy temporary housing through the date of Executive's first anniversary of employment. All such amounts paid to Executive or to third parties for costs related to Executive's relocation shall be reduced by applicable deductions and withholding. Upon the execution of this Agreement by both parties, the Company shall pay Executive an amount equal to $100,000, less applicable deductions and withholding. For purposes of this Agreement, moving costs shall include, but not be limited to, costs for packing and moving household goods, closing costs related to sale of Executive's principal residence in Maryland and purchase of a new residence in California, and transportation costs incurred by Executive and members of Executive's household in moving to California. The Company will not include in Executive's taxable income any amount which is treated as a "qualified moving expense reimbursement" under the Code, which Executive acknowledges shall require that Executive substantiate such expenses to the Company.

      Finally, Executive shall receive a non-transferable relocation "bridge" loan with the following material terms and conditions: (1) principal of $400,000; (2) maximum interest rate of 6%; (3) treatment as recourse debt and secured by any securities of the Company purchased by Executive and Executive's new principal residence in California; (4) maximum term of the earliest of the following: (a) sale of Executive's current principal residence, (b) six months following the date of a Change in Control (as defined below) in the ownership of the Company, or (c) three years from the date that Executive commences employment with the Company; and other terms and conditions as shall be determined by the Company. The proceeds of this loan may only be used to purchase Executive's new principal residence.

      4. BENEFITS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL. Executive's employment by the Company shall terminate immediately upon Executive's receipt of written notice of termination by the Company, upon the Company's receipt of notice of termination by Executive, or upon Executive's death or Disability. "Disability" shall mean any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 4 months and which renders Executive unable to perform effectively the duties and responsibilities of his



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office with or without reasonable accommodation as determined by the circumstances. Except in connection with a termination for Cause (as defined in Section 4.2), or on account of death or Disability (as defined above), or a voluntary termination by Executive other than for Good Reason (as defined in Section 4.6), upon execution by Executive of an effective release of claims substantially in the form attached as Exhibit B as shall be finally determined by the Company, the Company shall provide Executive with termination benefits upon termination of employment, as follows:

      4.1 TERMINATION BENEFITS. An amount equal to one year's base salary and target bonus at the time of termination shall be paid by the Company in twelve equal monthly installments following termination of employment. All such amounts shall be paid by the Company as soon as administratively possible at or following the time such amount becomes due and payable and following the first point in time that the Company is entitled to deduct such payments for income tax purposes in compliance with applicable law, including but not limited to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). All of the unvested shares subject to option held by Executive on the date of such termination that would have vested over the succeeding twelve month period shall vest on the dates on which such shares would have become vested had Executive remained employed with the Company for such twelve month period. The options shall remain exercisable for the period specified in such options following Executive's termination of employment.

      4.2 CIRCUMSTANCES UNDER WHICH TERMINATION BENEFITS WOULD NOT BE PAID. The Company shall not be obligated to pay Executive the termination benefits or provide the additional option vesting described in Section 4.1 above if Executive's employment is terminated for Cause, on account of Executive's death or Disability, or on account of Executive's voluntary termination other than for Good Reason (as defined in Section 4.6). For purposes of this Agreement, "Cause" shall be limited to (1) Executive's gross misconduct or fraud in the performance of his employment, including the appropriation or attempted appropriation of a material business opportunity or funds or property of the Company or the securing or attempt to secure any personal profit in connection with any transaction entered into on behalf of the Company which is not approved by the Board of Directors, (2) Executive's conviction or guilty plea with respect to any felony (except for motor vehicle violations); or (3) Executive's material breach of this Agreement (or any other agreement incorporated by reference into this Agreement) after written notice delivered to Executive of such breach and a reasonable opportunity (which in any event shall not exceed thirty (30) days) to cure such breach.

      In addition, the Company's obligation to provide any further benefits under Section 4.1 shall immediately cease in the event that Executive either (a) violates the terms of the Company's standard form of Employee Confidentiality and Assignment of Inventions Agreement signed by Executive or (b) competes with the Company during the term of his employment or within twelve (12) months following termination of employment. For purpose of this Agreement, Executive "competes" with the Company if he engages in (whether as an employee, consultant, proprietor, partner, director or otherwise), or has any ownership interest in, or participates in the financing, operation, management or control of, any person, firm, corporation or business which sells products or services which directly compete with the products or services either offered by the Company at the time or at the termination of Executive's employment were, and at that time are, are being developed for offering by the



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Company (a "Competing Company'). In the event that the Competing Company has one or more lines of business which do not compete with the Company, Executive will not be in violation of this provision if he is involved only with the line or lines of business which do not compete with the Company and he has no managerial or ownership control over any competing line of business. It is agreed that ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

            4.3 CHANGE IN CONTROL BENEFITS. Should there occur a Change in Control (as defined below) and either Executive's employment is terminated without "Cause" (as defined above) upon or within 13 months after the Change in Control (as defined below) or Executive terminates his employment for "Good Reason" (as defined below) upon or within 13 months after the Change in Control, then all of the unvested shares and options held by Executive on the date of such Change in Control that are scheduled to vest over the succeeding twenty four month period shall immediately vest and any unexercised options shall remain exercisable for the period specified in such options.

            4.4 DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, the term "Change in Control" shall have the following definition: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting securities of the controlling continuing or surviving entity of such consolidation, merger or reorganization, or (b) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred to a person unrelated to the transferor(s). For purposes of determining whether the shareholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person's ownership afterwards.

            4.5 HANDLING OF GOLDEN PARACHUTE PAYMENTS. In the event that any severance or other benefits provided to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this
Section 4.5, such severance and/or benefits would be subject to the excise tax imposed by Section 4999 of the Code ("Excise Tax"), then Executive's benefits under this Section 4.5 shall be payable either:

                  (A)   in full,

                  (B) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income employment taxes, the excise tax imposed by Section 4999, and all other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under Section 4.5. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4.5 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes



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of making the calculations required by this Section 4.5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.5.

      If, notwithstanding any reduction described in this Section 4.5, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

      Notwithstanding any other provision of this Section 4.5, if (i) there is a reduction in the payment of benefits as described in this Section 4, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and
(iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this Section 4.5 contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the payment of benefits is maximized.

            4.6 DEFINITION OF GOOD REASON. For purposes of this Agreement, "Good Reason" means (i) reduction of Executive's base salary in effect upon commencement of employment, immediately prior to the occurrence of a Change in Control, or immediately prior to the occurrence of Executive's termination of employment, whichever is greatest, (ii) failure to provide a package of welfare benefit plans which, taken as a whole, provides substantially similar benefits to those in which the Executive is entitled to participate immediately prior to the occurrence of termination of employment (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect Executive's participation or reduce Executive's benefits under any of such plans, (iii) change in Executive's responsibilities or authority (which will not necessarily be triggered by a change in title or reporting relationships unless such change occurs prior to the occurrence of a Change in Control) resulting in a material diminution of Executive's scope of responsibilities and span of control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by Executive, (iv) request that Executive relocate to a worksite that is more than 35 miles from his prior worksite, unless Executive accepts such relocation



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opportunity, (v) material reduction in Executive's duties, (vi) failure or refusal of a successor to the Company to assume the Company's obligations under this Agreement, or (vii) material breach by the Company or any successor to the Company of any of the provisions of this Agreement.

      5. DISPUTE RESOLUTION. The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of Executive's employment or the termination of that employment with the Company, except for disputes regarding the interpretation of those agreements referred to in Section 7 and disputes involving the protection of the Company's intellectual property, shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

      6. COOPERATION WITH THE COMPANY AFTER TERMINATION OF EMPLOYMENT. Following termination of Executive's employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company, which transition period shall not exceed sixty (60) days following Executive's termination of employment.

      7. CONFIDENTIALITY; RETURN OF PROPERTY. As a condition of Executive's employment, Executive agrees to execute and be bound by the Company's standard form of Employee Confidentiality and Assignment of Inventions Agreement in the form attached hereto as Exhibit C.

      8.    GENERAL.

            8.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

            8.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

            8.3 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service, or (b) upon delivery either by facsimile or e-mail and upon depositing such notice or communication in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Board of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other



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address which he may specify in any appropriate notice to the Company, or (c)
upon only depositing such notice in the U.S. Mail as described in (b) above.

            8.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

            8.5 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and any documents attached hereto or incorporated by reference constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof. Notwithstanding anything to the contrary, the terms of this Agreement shall govern all options issued to Executive by the Company on and after the effective date of this Agreement, and the Company shall use its best efforts to place appropriate language describing the relevant terms of this Agreement in all options issued or to be issued to Executive by the Company.

            8.6 GOVERNING LAW. This Agreement shall be governed by the law of the State of California.

            8.7 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires all or substantially all of the assets of the Company. The rights and obligation of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement by will, the laws of descent and distribution, or any method of transfer approved by the Company.

            8.8 DURATION. This Agreement is for no specific term, and either Executive or Company may terminate this Agreement in writing at any time, for any reason, or for no reason. Notwithstanding the foregoing, the Company's obligations to make severance payments, pay vested pension and other benefits, unpaid accrued vacation, unemployment compensation claims, workers' compensation claims, and provide accelerated stock vesting to Executive and Executive's obligations to the Company pursuant to Section 4 and the Employee Confidentiality and Assignment of Inventions Agreement, as well as any provisions relating to the determination or enforcement of such obligations, shall survive termination of this Agreement.

            8.9 AMENDMENTS. This Agreement and the terms and conditions of the matters addressed in this Agreement may only be amended in writing executed both by the Executive and a duly authorized representative of the Company.



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      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

IPASS INC.                               EXECUTIVE


By:                                      By: /s/ MICHAEL MANSOURI
   ----------------------------------       -----------------------------------
                                             Michael Mansouri
Name:
     --------------------------------

Title:
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